Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

January 5, 2007

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Re: Form S-3

Ladies and Gentlemen:

We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on January 5, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable upon the exercise of warrants issued by the Company in replacement for warrants to purchase common stock of Broadwing Corporation (“Broadwing”) in connection with the Company’s acquisition of Broadwing on January 3, 2007 (the “Warrants”). The Shares are to be offered and sold by certain selling shareholders of the Company from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the restated certificate of incorporation and by-laws of the Company, the Registration Statement, the Warrants, the form of certificate evidencing the Shares and such other corporate records, instruments, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In all such examinations we have assumed the genuineness of all signatures on original or certified or otherwise identified documents and the conformity to original or certified or otherwise identified documents of all copies submitted to us as conformed or photostatic copies. As to questions of fact material to such opinions, we have relied without independent investigation upon representations set forth in the Warrants, certificates of officers of the Company and certificates of public officials. We have assumed the accuracy of all factual matters contained therein and have made no independent investigation or other effort to confirm the accuracy of such factual matters.

On the basis of the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and delivered upon exercise of the Warrants, will be fully paid and nonassessable.

Level 3 Communications, Inc.

January 5, 2007

This opinion is being rendered solely in connection with the registration of the Shares pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP